Exhibit 99.2

EZ Prints, Inc.

CONDENSED BALANCE SHEET

(Unaudited)

June 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,412,279
Accounts receivable, net of allowance for doubtful accounts of $1,260,984	3,229,129
Inventories, net of reserve of $6,125	552,469
Prepaid expenses and other current assets	145,508

Total current assets	5,339,385
Property and equipment, net	3,304,439
Deposit and other long term assets	42,428

TOTAL ASSETS	$8,686,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	894,000
Accounts payable	1,391,883
Accrued expenses	635,439
Partner commissions payable	5,505,615
Capital lease obligation, current	27,393

Total current liabilities	8,454,330
Capital lease obligation, non-current	97,877

TOTAL LIABILITIES	8,552,207

Commitments and Contingencies (Note 7)
Stockholders’ Equity :
Redeemable convertible preferred stock Series 2	6,436,751
Redeemable convertible preferred stock Series 1	29,019,113
Common stock	4,473
Additional paid-in capital	1,125,588
Treasury stock, at cost	(190,079)
Accumulated deficit	(36,261,801)

TOTAL STOCKHOLDERS’ EQUITY	134,045

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,686,252

See the accompanying notes to the unaudited condensed financial statements.

EZ Prints, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2012	2011
Net revenues	$6,727,265	$6,578,190
Cost of net revenues	4,846,275	4,700,929

Gross profit	1,880,990	1,877,261

Operating expenses:
Sales and marketing	403,066	223,834
General and administrative	1,898,202	1,935,336

Total operating expenses	2,301,268	2,159,170

Loss from operations	(420,278)	(281,909)
Other expense:
Interest expense, net	20,065	12,078

Net loss	$(440,343)	$(293,987)

See the accompanying notes to the unaudited condensed financial statements.

EZ Prints, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(440,343)	$(293,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	295,420	357,833
Stock-based compensation	24,202	34,327
Changes in operating assets and liabilities:
Accounts receivable, net	(1,009,268)	(1,026,225)
Inventories, net	265,382	141,115
Prepaid expenses and other current assets	(7,358)	101,632
Accounts payable	233,372	165,642
Accrued expenses	(74,324)	(125,580)
Partner commission payable	312,797	920,240
Deferred revenue	—	(7,500)

Net cash used in (provided by) operating activities	(400,120)	267,497

Cash Flows from Investing Activities:
Purchase of property and equipment	(249,753)	(65,399)
Capitalization of software and website development costs	(319,145)	(134,799)

Net cash used in investing activities	(568,898)	(200,198)

Cash Flows from Financing Activities:
Principal payments on capital lease obligations	(6,606)	(17,691)
Repayment of line of credit	(606,000)	(905,522)
Proceeds from exercise of common stock options	6,514	—
Proceeds from exercise of warrant	—	143

Net cash provided used in financing activities	(606,093)	(923,070)

Net decrease in cash and cash equivalents	(1,575,110)	(855,771)
Cash and cash equivalents — Beginning of period	2,987,389	3,290,067

Cash and cash equivalents — End of period	$1,412,279	$2,434,296

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$14,902	$14,101
Noncash Investing and Financing Activities:
Changes in unpaid purchases of property and equipment in accounts payable	$20,119	$(3,341)
Accretion of preferred stock and preferred stock dividends	$431,804	$1,885,397

See the accompanying notes to the unaudited condensed financial statements.

EZ Prints, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1: Nature of Business and Summary of Significant Accounting Policies

Business – EZ Prints, Inc. (the Company), incorporated in the state of Delaware on March 29, 1995, provides private-label digital photofinishing services and technology solutions to the consumer/retail, professional and digital content markets to customers located throughout the world.

On October 25, 2012, the Company was acquired by CafePress, Inc. (see Note 9 Subsequent Events).

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of EZ Prints, Inc., as of and for the year ended March 31, 2012. In the opinion of management, all adjustments consisting of normal recurring accruals necessary for a fair statement have been included. The results of operations for the three months ended June 30, 2012 and 2011 are not necessarily indicative of the operating results for the full fiscal year or future periods.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Recent Accounting Pronouncements – In May 2011, the Financial Accounting Standards Board (“FASB”) issued Topic 820 — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (Topic 820). Topic 820 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and IFRS. Topic 820 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. Topic 820 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The adoption of this standard did not have material impact on the Company’s financial statement footnote disclosures.

In June 2011, the FASB issued Topic 220 — Presentation of Comprehensive Income (Topic 220). Topic 220 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Topic 220 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amended guidance, which must be applied retrospectively, is effective for fiscal years ending after December 15, 2012 and annual periods thereafter, with earlier adoption permitted. The adoption of this standard will not have a material impact on the presentation of the Company’s financial statements.

Revenue Recognition – Revenue is recognized generally when products have been shipped or services delivered and collection of proceeds is reasonably assured.

For partners, when the Company collects directly from the retail customer, the Company recognizes the net amount retained.

On contracts for partners where the Company performs up-front set-up and development services, the Company defers the amounts invoiced to the partner, along with the costs incurred to perform the services at the time the services are provided. These amounts are subsequently recognized as revenue and cost of goods sold, respectively, and amortized over the minimum term of the services contract, once the partner site is in production.

Fair Value – The Company records its monetary assets and liabilities, including accounts receivable, accounts payable and accrued liabilities, at fair value. The accounting standard for fair value provides a framework for measuring fair value, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities have carrying amounts which approximate fair value due to the short-term maturity of these instruments.

The following table represents the Company’s fair value hierarchy for its financial assets:

	June 30, 2012
	Fair Value	Level I	Level II	Level III
Cash and cash equivalents:
Money market funds	$22,435	$22,435	$—	$—

Total financial assets	$22,435	$22,435	$—	$—

Cash and cash equivalents – Cash includes cash and highly liquid investments that are readily convertible into cash and have a maturity of 90 days or less when purchased. At times, cash balances may exceed federally insured amounts. The Company believes it mitigates any risks by depositing cash with a major financial institution.

Accounts Receivable – Trade accounts receivable are stated at the amount the Company expects to collect. Based on management’s assessment, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories – Inventories consist primarily of photographic supplies, chemicals, and various media. Inventories are recorded at the lower of cost or market, with cost determined by average cost, which approximates the first-in, first-out method. The Company maintains a reserve for obsolete and slow-moving inventory.

Property and Equipment – Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of the individual assets, as follows: software, three to five years; computers, three years; equipment, five years; and furniture and fixtures, five years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life.

Expenditures for major renewals and betterments which extend the useful lives of property and equipment are capitalized. Expenditures for routine maintenance and repairs are charged to expense as incurred.

Software Developed for Internal Use – The Company capitalizes direct payroll costs associated with the development and enhancement of its software used to obtain internet sales orders and download digital photos and the development and enhancement of its financial reporting package and manufacturing systems. These costs are being amortized over the estimated useful life of three to five years.

Impairment of Long-Lived Assets – The Company’s long-lived assets, such as property and equipment and software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. In the opinion of management, no long-lived assets were impaired as of June 30, 2012.

Stock-Based Compensation – The Company accounts for all transactions in which goods or services are the consideration received for issuance of equity instruments based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

The fair value of the stock options is determined on the grant date using the Black-Scholes option pricing model. Expected volatility is based on the average historical volatility of publicly-traded small cap companies in the United States. The expected term of the options granted represents the period of time that the options are expected to be outstanding. The Company used the simplified method to estimate the expected term of the options. The risk-free rate is based on the U.S. Treasury yields in effect at the time of the grant for the expected term of the options.

Income Taxes – Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities as a result of a change in the tax rate is recognized in the statements of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company applies the provisions of accounting standards for income taxes. These standards require that a tax position be recognized or derecognized based on a ‘more-likely-than-not’ threshold. This applies to positions taken or expected to be taken in a tax return. The Company does not believe its financial statements include any material uncertain tax positions. There have been no penalties or interest incurred by the Company during the three months ended June 30, 2012 or 2011.

Shipping and Handling Costs – The Company includes shipping and handling fees billed to customers in net revenue and shipping and handling costs in cost of goods sold.

Note 2: Property and Equipment

A summary of property and equipment at June 30, 2012 is as follows:

Software	$436,361
Capitalized software	2,275,086
Computers	1,445,783
Equipment	7,271,180
Furniture and fixtures	359,254
Leasehold improvements	1,196,301
Construction in progress	5,000

Less accumulated depreciation and amortization	(9,684,526)

$3,304,439

Note 3: Line of Credit

The Company has a credit facility with a commercial bank under which it has a Term Facility with a maximum credit availability of $2,000,000 and a Revolving Facility with a maximum credit availability of $3,500,000, limited by a borrowing base consisting of eligible accounts receivable. The Revolving Facility also includes a $500,000 non-formula borrowing tranche. The Facilities are secured and collateralized by substantially all of the Company’s assets.

The Term Facility accrues interest daily at the greater of 1.5% over Prime (3.25% as of June 30, 2012) or 5.0% and matures November 28, 2014. Payments of principal plus accrued interest are due in monthly installments. There were no draws against the Term Facility at June 30, 2012.

The Revolving Facility accrues interest daily at the greater of 0.5% over Prime or 4.5%; containing a $25,000 sub-limit for securing Letters of Credit and a $100,000 sub-limit for credit cards that are issued from time to time by the Company. The Revolving Facility matures on June 1, 2013. At June 30, 2012, the Revolving Facility had an outstanding balance of $894,000. The remaining available balance on the Revolving Facility was $2,606,000 as of June 30, 2012.

The total amounts outstanding under the Facilities are subject to financial covenants and certain reporting requirements. As of June 30, 2012, the Company believes it was in compliance with the financial covenants and reporting requirements.

Note 4: Capital Leases

The Company leases certain machinery and equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the balance sheets as property and equipment, net and totaled $146,928 at June 30, 2012. Accumulated amortization of the leased equipment was $24,488 at June 30, 2012.

Scheduled maturities of the future minimum lease payments under the capital leases are as follows:

Years Ending March 31:
Remaining 9 months of 2013	$25,411
2014	33,882
2015	33,882
2016	33,882
Thereafter	14,117
Total minimum lease payments	141,174
Less amount representing interest	(15,904)

Present value of minimum lease payments	125,270
Less current portion	(27,393)

Long-term portion	$97,877

Note 5: Stockholders’ Equity

In accordance with the Sixth Amended and Restated Certificate of Incorporation, the aggregate number of authorized shares of stock which the Company can issue is 56,000,000 shares consisting of 31,000,000 shares of common stock, par value $0.01 per share, 22,000,000 shares of Series 1 Preferred Stock, par value $0.01 per share, and 3,000,000 shares of Series 2 Preferred Stock, par value $0.01 per share. The designation of shares authorized and issued is as follows:

	Shares Authorized	Shares Issued	Shares Outstanding
Common	31,000,000	396,534	358,659
Series 1	22,000,000	21,132,731	21,012,071
Series 2	3,000,000	1,839,837	1,839,837

	56,000,000	23,369,102	23,210,567

At June 30, 2012, there were 37,875 common shares and 120,660 shares of Series 1 Preferred Stock held as treasury stock.

The rights, preferences, and privileges attached to the Series 1 Preferred Stock and Series 2 Preferred Stock (together, the Preferred Stock) at June 30, 2012 are as follows:

Liquidation – In the event of any voluntary or involuntary liquidation, merger, or sale of assets of the Company, the holders of the Series 2 Preferred Stock are entitled to be paid for each share held before any payment shall be made to the holders of Series 1 Preferred Stock or common stock at an amount equal to $3.15 per share plus all accrued and unpaid dividends. Second, the holders of Series 1 Preferred Stock are entitled to be paid for each share held before any payment shall be made to the holders of common stock at an amount equal to $1.05 per share plus all accrued and unpaid dividends. The liquidation preference of the Series 2 Preferred Stock as of June 30, 2012 was $6,436,751. The liquidation preference of the Series 1 Preferred Stock as of June 30, 2012 was $29,019,113.

Dividends – Holders of Preferred Stock shall have the right to receive cumulative dividends in the amount of 5% of the original issue price, $1.05 for the Series 1 and $3.15 for the Series 2, which amount shall compound annually and would be payable upon a liquidation event or a redemption of Preferred Stock. Accumulated dividends for the Series 1 Preferred Stock at June 30, 2012 totaled $6,948,874. Accumulated dividends for the Series 2 Preferred Stock at June 30, 2012 totaled $639,277.

Conversion – Any shares of Preferred Stock may, at the option of the holders, be converted at any time into fully-paid and non-assessable shares of common stock by multiplying the number of preferred shares by the original issue price, as defined above.

Voting Rights – Each holder of Preferred Stock is entitled to vote on all matters to that number of votes equal to the largest number of whole shares of common stock into which the shares of preferred stock could be converted. The holders of shares of preferred and common stock vote together as a single class.

Redemption – Beginning in November 2011, a majority of the holders of the Series 1 Preferred Stock then outstanding may exercise a redemption option of all the outstanding shares of the Series 1 Preferred Stock. Upon exercise of this option, the Series 1 Preferred Stock shall be redeemed for cash, at a price equal to the greater of the liquidation preference or the fair market value of the Series 1 Preferred Stock. As of June 30, 2012, the majority of the shareholders indicated their intent not to exercise the redemption option through April 1, 2013. Beginning in November 2011, a majority of the holders of the Series 2 Preferred Stock then outstanding may exercise a redemption option of all the outstanding shares of the Series 2 Preferred Stock. Upon exercise of this option, the Series 2 Preferred Stock shall be redeemed for cash, at a price equal to the greater of liquidation preference or fair market value of the Series 2 Preferred Stock. As of June 30, 2012 both the Series 1 and Series 2 Preferred Stock are fully accreted to its estimated redemption price.

Warrants – During 2003, the Company issued warrants for the purchase of 199,408 shares of common stock in connection with the Company’s bridge financing that may be exercised at a price of $0.34 per share. During 2008 and 2009, concurrent with obtaining various debt facilities, the Company issued warrants to purchase shares of 356,505 Series 1 Preferred Stock. As of June 30, 2012, 21,362 of the warrants have been exercised. 39,831 of the warrants were issued with an exercise price of $1.05 per share and a seven year exercise period. The remaining warrants were issued with an exercise price of $0.01 per share and a seven year exercise period.

Stock Options – In 2006, the Board of Directors approved the 2006 Stock Option Plan which provides for the granting of options to purchase up to 5,175,177 shares of the Company’s common stock. The 2006 plan also governs those options issued under the 2000 Stock Option Plan and the 2002 Stock Option Plan. Under the terms of the 2006 Plan, nonqualified stock options and incentive stock options may be granted to employees, officers, directors, consultants, advisors or other service providers. The nonqualified options are at prices equal to, greater than, or less than fair market value of the Company’s common stock at the date of grant and the incentive options are at prices equal to or greater than the fair market value of the Company’s common stock at the date of grant. Each stock option expires 10 years from the date of grant. Options generally vest over four years. As of June 30, 2012 there were 1,129,933 options available for grant under the plan.

A summary of the activity under the 2006 Stock Option Plan is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life

Options outstanding as of March 31, 2011	3,898,856	$0.38	7.49
Granted (weighted-average fair value of $0.22)	287,918	0.43
Exercised	—	—
Cancelled or expired	(143,956)	0.35
Forfeited	—	—

Options outstanding as of June 30, 2011	4,042,818	0.38	7.35

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life

Options outstanding as of March 31, 2012	4,154,617	$0.39	7.09
Granted	—	—
Exercised	(37,980)	0.17
Cancelled or expired	(359,305)	0.38
Forfeited	—	—

Options outstanding as of June 30, 2012	3,757,332	0.39	6.91

Options exercisable as of June 30, 2012	2,596,843	0.38	6.05

Options unvested as of June 30, 2012	1,160,489	0.42	8.83

The stock option compensation expense related to share-based compensation arrangements during the three months ended June 30, 2012 and 2011 was approximately $24,000 and $34,000, respectively. Such amounts are included in general and administrative expenses. As of June 30, 2012 there is approximately $220,000 in unrecognized compensation to be recognized in future periods.

The value of each option grant has been estimated using the Black-Scholes option-pricing model. The Company applies the fair value method of option valuation. There were no options grants during three months ended June 30, 2012. The following weighted-average assumptions were used for the three months ended June 30, 2011:

Risk-free interest rate	2.37%
Expected lives (in years)	6.08
Dividend yield	0.00%
Expected volatility	52.35%

Restricted Stock – In October 2011 the Company granted 143,956 unvested restricted shares at the grant fair value of the award estimated to be approximately $35,000. The restricted shares cliff vest after seven years on April 28, 2018, or upon the occurrence of certain accelerated vesting events included in the vesting schedule under the 2006 Stock Incentive Plan. On June 19, 2012, all shares vested under a qualifying acceleration event.

Note 6: Income Taxes

Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. The Company’s net deferred income tax assets at June 30, 2012 have been fully offset by a valuation allowance as their realization is not reasonably assured. These deferred income tax assets consist primarily of the benefit of net operating loss carryforwards.

The Tax Reform Act of 1986 limits the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined by the tax law, utilization of the carryforwards could be restricted.

Note 7: Commitments and Contingencies

Operating Leases – The Company leases equipment and building space under operating leases expiring at various dates through 2016. The leases generally require the Company to pay taxes, maintenance and insurance. Management believes that in the normal course of business, leases that expire will be renewed or replaced by other leases.

Future minimum lease payments under the non-cancelable operating leases with original lease terms of one year or more at June 30, 2012 were as follows:

Years Ending March 31:

Remaining 9 months of 2013	$379,218
2014	517,951
2015	495,376
2016	477,774

$1,870,319

Rent expense was $137,458 and $128,891 during the three months ended June 30, 2012 and 2011, respectively.

Significant Concentrations – For the three months ended June 30, 2012 the Company had three customers that accounted for approximately 53% of revenue. Receivables relating to these customers constituted approximately 59% of accounts receivable at June 30, 2012. For the three months ended June 30, 2012 the Company had four customers that accounted for approximately 68% of revenue. For the three months ended June 30, 2012 and 2011, the Company had one vendor that accounted for approximately 12% and 17% of purchases, respectively.

Litigation – The Company is engaged in legal proceedings arising in the normal course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material impact on the Company’s financial condition or results of operations.

Other Obligations – To assure a long-term supply of certain raw materials, the Company has agreements with various suppliers to purchase minimum quantities of specified raw materials over the upcoming year. To the extent the Company does not take delivery of those items within the agreed upon period, the suppliers may deliver the outstanding items and invoice for those items upon expiration of the agreement, unless re-negotiated prior to expiration. At June 30, 2012, the amount of outstanding purchase obligations was approximately $25,300.

Note 8: Employee Benefit Plan

The Company sponsors a 401(k) plan for all employees who have completed thirty days of service. Under the plan, employees may elect to defer a percentage of their compensation each year subject to Internal Revenue Code limits. Beginning in September 2010, the Company matched 100% of the employee’s contributions up to 2% of salary, plus 50% of the amount of the employees’ contributions that exceed 2% up to 6% of salary. The Company contributions totaled $49,938 and $44,427 for the three months ended June 30, 2012 and 2011, respectively.

Note 9: Subsequent Events

On October 25, 2012, the Company was acquired by CafePress, Inc. under a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Company became a wholly-owned subsidiary of CafePress for approximately $30 million in cash. In addition, CafePress may pay earn-out proceeds to the Company’s shareholders of up to an additional $10 million based on achievement of certain performance targets over the twelve months following the closing of the Merger.

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